Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated September 15, 2011 pertaining to the Second Amended and Restated WNS (Holdings) Limited 2006 Incentive Award Plan of our report dated June 15, 2010 with respect to the consolidated financial statements as of March 31, 2010 and for the years ended March 31, 2010 and 2009 of WNS (Holdings) Limited included in its Annual Report on Form 20-F filed with the Securities and Exchange Commission for the year ended March 31, 2011.

/s/ Ernst & Young

Mumbai, India

September 15, 2011